Exhibit 99.1

Greencity Acquisition Corporation Announces Receipt

of Notice from Nasdaq Regarding the Determination of Delisting

Shanghai, China, May 23, 2023/PRNewswire/ – Greencity Acquisition Corporation (NASDAQ: GRCY) (the “Company”) today announced that it has received a notice (“Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) on May 22, 2023. The Notice advised the Company that based on Staff’s review and the materials submitted by the Company on April 18 and May 12, 2023 (the “Submission”), the Staff has determined to deny the Company’s request for continued listing on The Nasdaq Capital Market.

Accordingly, the Company’s securities will be delisted from The Nasdaq Stock Market. In that regard, unless the Company requests an appeal of this determination, trading of the Company’s securities will be suspended at the opening of business on June 1, 2023, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

The Company may appeal Staff’s determination to a Hearings Panel, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Requests for a hearing and for an extended stay should be submitted electronically through the Nasdaq Listing Center, and must be received no later than 4:00 Eastern Time on May 30, 2023.

About Greencity Acquisition Corporation

The Company is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or sector, the Company intends to focus on businesses that have a connection to the Asian market.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Panyan Yu
(+86) 15618936452
yupanyan@grcyu.com